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                                                                   EXHIBIT 11.1
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              STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                                 (UNAUDITED)
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                                      =========================================
                                               Three Months Ending
                                       November 24, 1995      November 25, 1994
                                       -----------------      -----------------
PRIMARY

Average shares outstanding                     8,730,393              8,590,377

Net effect of dilutive stock options
and convertible issues based on the
treasury stock method using average
market price                                     145,529                369,664
                                        ----------------      -----------------
Total primary shares                           8,875,922              8,960,041
                                        ================      =================
Net income (loss)                               $630,000             $1,209,000
                                        ================      =================
Per share                                          $0.07                  $0.14
                                        ================      =================
Income from continuing operations               $689,000             $1,405,000
Less dividend on preferred stock                      --                 63,000
                                        ----------------      -----------------
Income from continuing operations
applicable to common shares                      689,000              1,342,000
Per share                                           0.08                   0.15
                                        ================      =================
Loss from discontinued operations                (59,000)              (133,000)
Per share                                         $(0.01)                $(0.01)
                                        ================      =================
FULLY DILUTED

Average shares outstanding                     8,730,393              8,590,377
Net effect of dilutive stock
options and convertible issues
based on the treasury stock
method using the period ending
market price, if higher than
average market price                             154,167                369,664
                                        ----------------      -----------------
Total shares                                   8,884,560              8,960,041
                                        ================      =================
Net income (loss)                               $630,000             $1,209,000
                                        ================      =================
Per share amount                                    0.07                   0.14
                                        ================      =================
Income from continuing operations                689,000              1,405,000
Less dividend on preferred stock                      --                 63,000
                                        ----------------      -----------------
Income from continuing operations
applicable to common shares                      689,000              1,342,000
Per share                                           0.08                   0.15
                                        ================      =================
Loss from discontinued operations                (59,000)              (133,000)
Per share                                         $(0.01)                $(0.01)
                                        ================      =================

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